EXHIBIT 5.1

LETTERHEAD OF TORYS LLP

August 8, 2006

Universal Communication Systems, Inc.

407 Lincoln Road, Suite 12F

Miami Beach, Florida  33139

Re:

Universal Communication Systems, Inc. Registration Statement on Form SB-2

Dear Sir or Madam:

We refer to the Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by Universal Communication Systems, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”).  The Registration Statement covers the registration of up to 972,730,752 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that will be offered for sale by selling shareholders.

We have examined the original, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  In addition, we understand that the Company is in the process of convening a meeting of its stockholders at which the stockholders will be requested to ratify the prior adoption of an amendment to the Company’s articles of incorporation increasing the authorized Common Stock from 800 million shares to 1.5 billion shares, and we assume that such ratification is duly obtained.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares being offered for sale by the selling shareholders are duly authorized, and are or, in the case of certain Shares issuable upon the conversion of notes, the conversion of preferred stock or the exercise of warrants, will be when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Torys LLP